WORLDGATE COMMUNICATIONS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

POLICY STATEMENT

It is the policy of WorldGate Communications, Inc. (the “Company”) to conduct its affairs in an ethical manner.  Except as otherwise provided, the term “Company” includes all subsidiaries of WorldGate Communications, Inc.  This Code of Business Conduct and Ethics (“Code”) applies to the Company’s directors, officers and employees.  Accordingly, you are expected to be familiar with this Code and to adhere to its applicable principles and procedures.  For purposes of this Code, the “Compliance Officer” is the Company’s General Counsel.  This Code is designed to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
promote full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	promote compliance with applicable governmental laws, rules and regulations;

•	promote the prompt internal reporting to the appropriate person of violations of this Code;

•	promote accountability for adherence to this Code; and

•	deter wrongdoing.

This Code does not cover every issue that may arise, but it sets out basic principles to guide you.  Although there can be no better course of action than to apply common sense and sound judgment, you should not hesitate to use the resources available whenever it is necessary to seek clarification.  Additionally, the Company’s more detailed policies and procedures set forth in its Employee Handbook are separate requirements and are not part of this Code.

The Board of Directors of the Company is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation.

I.	Honest and Candid Conduct

Each director, officer and employee owes a duty to the Company to act with integrity.  Integrity requires, among other things, being honest and candid.  Accordingly, you are expected to:

•
act with integrity, including being honest and candid in the conduct of the Company’s business while still maintaining the confidentiality of information where required or consistent with the Company’s policies;

•
observe both the form and spirit of applicable governmental laws, rules and regulations, as well as the form and spirit of the Company’s accounting and other policies, in the conduct of the Company’s business; and

•	adhere to a high standard of business ethics in the conduct of the Company’s business.

II.	Conflicts of Interest

A “conflict of interest” occurs when an individual’s personal interest interferes or appears to interfere with the interests of the Company.  Employees must discharge their responsibilities on the basis of what is in the best interest of the Company independent of personal consideration or relationships.  A conflict of interest can arise when you (or one of your family members) take actions or have interests that may make it difficult for you to perform your work objectively and effectively for the Company.  For example, a conflict of interest would arise if you or a member of your family receives improper personal benefits as a result of your position in the Company.  Any transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the Compliance Officer.  Non-employee directors must discharge their fiduciary duties as directors of the Company.

Service to the Company should never be subordinated to personal gain and advantage.  Conflicts of interest should, wherever possible, be avoided.  You should disclose any potential conflicts of interest to the Compliance Officer, who can advise you as to whether or not the Company believes a conflict of interest exists.

III.	Disclosure

Each director, officer or employee involved in the Company’s disclosure process, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer of the Company (the “Senior Financial Officers”), is required to be familiar with and comply with the Company’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company’s public reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules.  In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in the Company’s disclosure process, including without limitation the Senior Financial Officers, must:

•	familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company;

•
not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether inside or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations; and

•	properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

IV.	Compliance with Laws; Insider Trading

The Company’s policy is to comply with applicable governmental laws, rules and regulations.  It is your personal responsibility to adhere to the standards and restrictions imposed by those laws, rules and regulations in the conduct of the Company’s business.

To the extent you have access to the Company’s confidential information, you are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business.

Inside information is material information about a publicly traded company that is not known by the public.  Information is deemed “material” if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security.  Inside information may relate to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company.  Inside information may also include changes in strategy regarding a proposed merger, acquisition or tender offer, new products or services, contract awards and other similar information.  Inside information is not limited to information about the Company.  It also includes material non-public information about others, including the Company’s customers, suppliers, and competitors.

Insider trading is prohibited by law.  It occurs when an individual with material, nonpublic information trades securities or communicates such information to others who trade.  The person who trades or “tips” information violates the law if he or she has a duty or relationship of trust and confidence not to use the information.

Trading or helping others trade while aware of inside information has serious legal consequences, even if you do not receive any personal financial benefit.

If you are uncertain about the legal rules involving a purchase or sale of Company securities or securities of companies that you are familiar with by virtue of your work for the Company, you should consult with the Compliance Officer before making any such purchase or sale.

V.	Corporate Opportunities and Use of Company Assets

You are prohibited from taking for yourself personal opportunities that are discovered through the use of corporate property, information or position without approval by the Company.  Without approval by the Company, you may not use corporate property, information or your position with the Company for personal gain.  No employee may compete with the Company, directly or indirectly, except as permitted by Company policies.

All employees should protect the Company’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  All Company assets should be used for legitimate business purposes.

Company resources may be used for minor personal uses, so long as such use is reasonable, does not interfere with duties for the Company, is not done for pecuniary gain, does not conflict with the Company’s business and does not violate any Company policy.

VI.	Confidentiality

The Company’s employees, officers and directors often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties while carrying out the Company’s business.  You must maintain the confidentiality of all such information so entrusted to you, except when disclosure is authorized or legally mandated.  Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

Your obligation to protect the Company's assets includes its proprietary information.  Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports.  Unauthorized use or distribution of this information violates Company policy and may subject you to civil and/or criminal penalties.

VII.	Fair Dealing

We have been successful through honest business competition.  We do not seek competitive advantages through illegal or unethical business practices.  You should endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors and employees.  You should never take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material facts, or any other unfair dealing or practice when conducting business for the Company.

VIII.	Reporting and Accountability

Any questions relating to how this Code should be interpreted or applied should be addressed to the Compliance Officer.  If you are unsure of whether a situation violates this Code, you should discuss the situation with the Compliance Officer to prevent possible misunderstandings or embarrassment at a later date.  You should notify the Compliance Officer promptly of any violation of this Code.  It is the Company’s policy that you should not retaliate against any other director, officer or employee for good faith reports of actual or potential violations.

The Board of Directors of the Company and the Compliance Officer shall take all action they consider appropriate to investigate any violations or potential violations reported to them.  Unless patently frivolous, reported violations or potential violations will be promptly investigated.

Any waiver of a provision of this Code for any executive officer or director of the Company may be made only by the Board of Directors and shall be disclosed in accordance with applicable laws or regulations, including the listing rules of any exchange on which the Company’s stock is listed.  Complying with this Code by obtaining permission where required will not be deemed to be a waiver of any provision of this Code for purposes of this paragraph.

If a violation has occurred, the Company will take such disciplinary or preventive action as it deems appropriate, after consultation with the Board of Directors, in the case of a director or executive officer of the Company, or the Compliance Officer, in the case of any other employee.  Upon being notified that a violation has occurred, the Board of Directors or the Compliance Officer, as appropriate, will take such disciplinary or preventive action as it or he deems appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of appropriate governmental authorities.